EXHIBIT 5.1 and 23.2

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NY 10017

June 25, 2007

GSC Acquisition Company
500 Campus Drive, Suite 220
Florham Park, NJ  07932

Ladies and Gentlemen:

We have acted as special counsel to GSC Acquisition Company (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (the “Abbreviated Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 3,450,000 units (the “Units”), including 450,000 Units subject to the underwriters’ over-allotment option, as described in the Abbreviated Registration Statement.  Each Unit consists of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock” and the shares of Common Stock underlying the Units, the “Shares”) and one warrant to purchase one share of Common Stock (a “Warrant” and collectively the “Warrants” and together with the Units and the Shares, the “Securities”).  The Securities are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a Registration Statement on Form S-1 (File No. 333-138832) of the Company that was declared effective earlier today (the “Initial Registration Statement”).

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.  Based upon the foregoing, we advise you that, in our opinion, when the price at which the Units to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment for the Units in accordance with the terms of the Underwriting Agreement referred to in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement, the Units and Shares will be validly issued, fully paid and non-assessable and the Warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law, and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Abbreviated Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell
Davis Polk & Wardwell